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EXHIBIT 99

FOR IMMEDIATE RELEASE APRIL 2, 2003	FOR MORE INFORMATION CONTACT: Media: Walt Riker, 630/623-7318 Anna Rozenich, 630/623-7316 Investors: Mary Healy, 630/623-6429

ROBERT A. ECKERT, CARY D. McMILLAN AND JOHN W. ROGERS, JR.
NOMINATED TO McDONALD'S BOARD OF DIRECTORS

        OAK BROOK, IL—McDonald's Corporation announced today the nomination of Robert A. Eckert, Chairman and Chief Executive Officer, Mattel, Inc.; Cary D. McMillan, Chief Executive Officer of Sara Lee Branded Apparel; and John W. Rogers, Jr., Chairman and Chief Executive Officer, Ariel Capital Management, Inc., to McDonald's Board of Directors.

        The election of nominees Eckert, McMillan and Rogers will be voted upon at the company's Annual Shareholders' Meeting on Thursday, May 22, 2003.

        McDonald's Chairman and Chief Executive Officer Jim Cantalupo said, "I am excited at the prospect of these three outstanding business leaders joining McDonald's Board of Directors. Now more than ever, it is important for company boards to engage strong and diverse thinkers to further good corporate governance. Bob Eckert, Cary McMillan and John Rogers will provide valuable perspectives to McDonald's business plans.

        "At the same time, I would like to express my appreciation to our retiring Senior Directors Donald R. Keough and Gordon C. Gray for their significant contributions to the company," added Cantalupo.

ROBERT A. ECKERT, AGE 48

        Robert A. Eckert is Chairman and Chief Executive Officer of Mattel, Inc., a worldwide leader in the design, manufacture and marketing of family products with nearly $5 billion in annual revenues.

        Eckert is a graduate of the University of Arizona and Northwestern University's J.L. Kellogg Graduate School of Management.

CARY D. MCMILLAN, AGE 45

        Cary D. McMillan is Chief Executive Officer of Sara Lee Branded Apparel, Sara Lee Corporation's largest business, with $6.5 billion in annual sales. In addition, McMillan is an Executive Vice President of Sara Lee Corporation.

        McMillan serves on the board of directors of Sara Lee Corporation and Hewitt Associates, Inc. He is a graduate of the University of Illinois.

JOHN W. ROGERS, JR., AGE 45

        John W. Rogers, Jr. is Chairman and Chief Executive Officer of Ariel Capital Management, Inc., which he founded in 1983. As the firm's Chief Investment Officer, Rogers manages Ariel's small and mid-cap institutional portfolios as well as Ariel Fund and Ariel Appreciation Fund. Since Ariel's founding, he has shepherded the growth of assets under management to approximately $9.8 billion.

        Rogers serves on the board of directors of Aon Corporation, Bank One Corporation, Exelon Corporation and GATX Corporation. He is a graduate of Princeton University.

        McDonald's is the world's favorite place to eat, with more than 30,000 restaurants serving 46 million customers each day in more than 100 countries, generating more than $40 billion in annual Systemwide sales. Additional information about McDonald's is available at www.mcdonalds.com.

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  EXHIBIT 99